As filed with the Securities and Exchange Commission on March 17, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CALIFORNIA MICRO DEVICES CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

California (State or Other Jurisdiction of Incorporation or Organization)	94-2672609 (I.R.S. Employer Identification Number)

430 N. McCarthy Blvd., No. 100

Milpitas, CA 95035-5112

(408) 263-3214

(Address, Including Zip Code, and Telephone Number, Including

Area Code, of Registrant’s Principal Executive Offices)

Robert V. Dickinson

President and Chief Executive Officer

California Micro Devices Corporation

430 N. McCarthy Blvd, #100

Milpitas, California 95035-5112

(408) 263-3214

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

With a copy to:

Stephen M. Wurzburg

Pillsbury Winthrop LLP

2475 Hanover Street

Palo Alto, CA 94304

Telephone: (650) 233-4500

Approximate date of commencement of proposed sale to the public:

From time to time after this registration statement becomes effective, as determined by market conditions and other factors.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share(1)	Proposed Maximum Aggregate Offering Price(1)		Amount of Registration Fee

Common Stock, $.001 par value (2)	4,000,000	$10.745	$42,980,000	(1)	$5,445.57

(1)	Estimated solely for purposes of computing registration fees pursuant to Rule 457(c), based on the average of the high and low prices of the common stock on March 16, 2004, as reported by the Nasdaq National Market.
(2)	Associated with the common stock are series A participating preferred stock purchase rights that will not be exercisable or be evidenced separately from the common stock prior to the occurrence of certain events.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with Securities and Exchange Commission is declared effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION

PRELIMINARY PROSPECTUS DATED MARCH 17, 2004

    CALIFORNIA MICRO DEVICES CORPORATION

4,000,000 Shares

CALIFORNIA MICRO DEVICES CORPORATION

Common Stock

California Micro Devices Corporation intends to offer and sell from time to time up to an aggregate of 4,000,000 shares of our common stock, at prices and on terms to be determined at or prior to the time of sale. This prospectus provides a general description of these securities. We will provide specific information and the terms of the securities being offered in supplements to this prospectus. The supplements may also add, update or change information in this prospectus. You should read this prospectus and the supplements carefully before investing. This prospectus may not be used to sell any of these securities unless accompanied by a prospectus supplement. On March 17, 2004, the closing price of our common stock on the Nasdaq National Market was $11.02 per share.

Our common stock is traded on the Nasdaq National Market under the symbol “CAMD.”

We may offer these securities through agents, underwriters or dealers or directly to investors. See “Plan of Distribution.” Each prospectus supplement will provide the terms of the plan of distribution relating to the shares of common stock to be sold pursuant to such prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                         , 2004.

SUMMARY

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a “shelf” registration, or continuous offering, process. Under this shelf registration process, we may, from time to time, over approximately the next two years, issue and sell up to an aggregate of 4,000,000 shares of our common stock in one or more offerings, at prices and on terms to be determined at or prior to the time of sale.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering and the securities being offered. Any prospectus supplement may also add, update or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement. The registration statement we filed with the SEC includes exhibits that provide more detail on descriptions of the matters discussed in this prospectus. You should read this prospectus and the related exhibits filed with the SEC and any prospectus supplement, together with additional information described under the heading “Where You Can Find More Information.”

Unless the context otherwise requires, references in this prospectus and the accompanying prospectus supplement to “CAMD,” “we,” “us” and “our” refer to California Micro Devices Corporation.

RISK FACTORS

Investing in our securities involves risk. The prospectus supplement will contain a discussion of risks applicable to an investment in CAMD. Prior to making a decision about investing in our securities, you should carefully consider the specific factors discussed under the heading “Risk Factors” in the applicable prospectus supplement together with all of the other information contained in the prospectus supplement or appearing or incorporated by reference in this prospectus.

CALIFORNIA MICRO DEVICES CORPORATION

We design and sell application specific analog semiconductor products primarily for the Mobile, Computing and Consumer Electronics markets. We also design, sell and manufacture thin film resistor networks for the Medical market. We are a leading supplier of application specific integrated passive (ASIP™ ) devices and we also offer a growing portfolio of active analog semiconductors including power management and interface devices. Our products provide critical signal integrity, electromagnetic interference filtering, electrostatic discharge protection, and power management solutions needed in high volume applications including personal wireless communication devices, personal computers and consumer electronic products. Our ASIP devices, built using proprietary manufacturing processes, provide the function of multiple passive components on a single silicon chip, and in some cases enhance their functionality with the integration of active semiconductor elements, to provide single chip solutions for densely populated, high performance electronic systems. Our devices are significantly smaller, provide more functionality, and cost our customers less taking into account all of the costs of implementation than traditional clusters of discrete passive components. With our active analog semiconductor portfolio, we seek opportunities to design standard products that are differentiated from competitive alternatives by optimizing them for specific applications. We also selectively design second source products that provide entry to new applications, complement other products in our portfolio or enhance existing customer relationships. Our active analog semiconductor solutions use industry standard manufacturing processes for cost effectiveness.

We focus our expertise on providing high volume, cost effective, general customer solutions for mobile electronics such as wireless handsets, personal digital assistants (PDA) and other portable electronic devices and for notebook and desktop computer systems, computer peripherals, digital set top boxes and other consumer electronics applications. Our end customers include original equipment manufacturers such as Guidant Corporation, Hewlett-Packard, Kyocera Wireless, LG Electronics, Motorola, Philips, Samsung, Sony and Trigem, and original design manufacturers including Appeal, Arima, BenQ, Compal, Pantech and Quanta and contract manufacturers, including Celestica, Foxconn, and Solectron Corporation.

A more detailed description of our business can be found in our most recent annual report on Form 10-K, as amended in our annual report on Form 10-K/A.

We were incorporated in California in 1980 and have been a public company since 1986.

Our principal executive offices are located at 430 N. McCarthy Blvd, #100, Milpitas, CA 95035. Our telephone number is (408) 263-3214.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-3 with the SEC under the Securities Act of 1933. This prospectus is part of the registration statement but the registration statement incorporates by reference additional information and exhibits. We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy the registration statement and any document we file with the SEC at the public reference room maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site that contains reports, proxy and information statements and other information regarding companies, such as ours, that file documents electronically with the SEC. The address of that site on the world wide web is http://www.sec.gov. The information on the SEC’s web site is not part of this prospectus, and any references to this web site or any other web site are inactive textual references only.

The SEC permits us to “incorporate by reference” the information contained in documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents rather than by including them in this prospectus. Information that is incorporated by reference is considered to be part of this prospectus and you should read it with the same care that you read this prospectus. Later information that we file with the SEC will automatically update and supersede the information that is either contained, or incorporated by reference, in this prospectus, and will be considered to be a part of this prospectus from the date such documents are filed. We have filed with the SEC, and incorporate by reference in this prospectus:

•	our Annual Report on Form 10-K for the fiscal year ended March 31, 2003, as amended by our Annual Report on Form 10-K/A for such year;

•	our Quarterly Reports on Form 10-Q for the quarters ended June 30, 2003, September 30, 2003, and December 31, 2003;

•	our Current Reports on Forms 8-K filed on June 13, 2003, August 5, 2003, September 18, 2003, September 25, 2003, October 21, 2003 (with the exception of the information provided pursuant to Item 12 and Exhibit 99.1 thereof, which was not deemed filed), and December 16, 2003; and

•	the description of our common stock contained in our registration statement filed pursuant to Section 12 of the Securities Exchange Act of 1934, including any amendments or reports filed for the purpose of updating such description.

We also incorporate by reference all additional documents that we file with the SEC under the terms of Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, that are made after the initial filing date of the registration statement of which this prospectus is a part and before the termination of any offering of securities offered by this prospectus. Any statement contained in this prospectus or in a document incorporated in, or deemed to be incorporated by reference to, this prospectus shall be deemed to be modified or superseded, for purposes of this prospectus, to the extent that a statement contained in

•	the prospectus;

•	the accompanying prospectus supplement; or

•	any other subsequently filed document which also is incorporated in, or is deemed to be incorporated by reference to this prospectus;

modifies or supersedes the statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a copy of any or all of the documents incorporated by reference but not delivered with this prospectus, at no cost, by writing or telephoning us at the following address and number: Investor Relations, California Micro Devices Corporation, 430 N. McCarthy Blvd., No. 100, Milpitas, CA 95035-5112 , telephone (408) 263-3214. We will not, however, send exhibits to those documents, unless the exhibits are specifically incorporated by reference in those documents.

You should rely only on the information incorporated by reference or provided in this prospectus, any prospectus supplement and the registration statement. We have not authorized anyone else to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any state where the offer or sale is not permitted. You should assume that the information in this prospectus and any prospectus supplement, or incorporated by reference, is accurate only as of the dates of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

USE OF PROCEEDS

Unless we state otherwise in the accompanying prospectus supplement, we intend to use the net proceeds from the sale of the securities offered in such prospectus supplement for general corporate purposes, which may include additions to working capital, repayment or redemption of existing indebtedness, financing of capital expenditures, research and development of new technologies, future acquisitions and strategic investment opportunities. Pending the application of net proceeds, we expect to invest the net proceeds in investment grade, interest bearing securities.

PLAN OF DISTRIBUTION

We may sell the securities offered by this prospectus to one or more underwriters or dealers for public offering and sale by them or to investors directly or through agents. The accompanying prospectus supplement will set forth the terms of the offering and the method of distribution and will identify any firms acting as underwriters, dealers or agents in connection with the offering, including:

•	the name or names of any underwriters;

•	the purchase price of the securities and the proceeds to us from the sale;

•	any underwriting discounts and other items constituting underwriters’ compensation;

•	any public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange or market on which the securities offered in the prospectus supplement may be listed.

Only those underwriters identified in such prospectus supplement are deemed to be underwriters in connection with the securities offered in the prospectus supplement.

The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at prices determined as the prospectus supplement specifies. The securities may be sold through a rights offering, forward contracts or similar arrangements. In connection with the sale of the securities, underwriters, dealers or agents may be deemed to have received compensation from us in the form of underwriting discounts or commissions and also may receive commissions from securities purchasers for whom they may act as agent. Underwriters may sell the securities to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agent. Some of the underwriters, dealers or agents who participate in the securities distribution may engage in other transactions with, and perform other services for, us in the ordinary course of business.

Any underwriting discounts or other compensation that we pay to underwriters or agents in connection with the securities offering, and any discounts, concessions or commissions which underwriters allow to dealers, will be set forth in the prospectus supplement. Underwriters, dealers and agents participating in the securities distribution may be deemed to be underwriters, and any discounts and commissions they receive and any profit they realize on the resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters and their controlling persons, dealers and agents may be entitled, under agreements entered into with us, to indemnification against and contribution toward specific civil liabilities, including liabilities under the Securities Act.

Except as indicated in the applicable prospectus supplement, the securities are not expected to be listed on any securities exchange, except for our common stock, which is quoted on the Nasdaq National Market, and any underwriters or dealers will not be obligated to make a market in these securities. We cannot predict the activity or liquidity of any trading in these securities.

LEGAL MATTERS

The validity of any securities offered by this prospectus will be passed upon for us by Pillsbury Winthrop LLP, Palo Alto, California.

EXPERTS

Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K, as amended on Form 10-K/A, for the year ended March 31, 2003, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in this registration statement. Our consolidated financial statements and schedule are incorporated by reference in this prospectus in reliance upon Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

Interests of Named Experts and Counsel

Stephen M. Wurzburg, a partner at Pillsbury Winthrop LLP, our legal counsel, owns 22,000 shares of our common stock and has a right to purchase an additional 3,000 shares of our common stock pursuant to the terms and conditions of warrants that we have issued to him.

PART II

Information Not Required In Prospectus

Item 14. Other Expenses of Issuance and Distribution.

The following is a statement of estimated expenses in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commission.

Registration fee	$5,446
Blue Sky Qualification Fees and Expenses*	2,000
Transfer Agent Fees*	1,000
Printing Fees*	25,000
Legal Fees and Expenses*	100,000
Accounting Fees and Expenses*	50,000
Miscellaneous*	16,554

$200,000

*	Estimated.

Item 15. Indemnification of Directors and Officers.

Section 317 of the California Corporations Code provides for the indemnification of officers, directors, and other corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Our Articles of Incorporation and Bylaws provide for indemnification of our directors, officers, employees and other agents to the extent and under the circumstances permitted by the California Corporations Code. We have also entered into agreements with our directors and officers that will require us, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers to the fullest extent not prohibited by law.

Item 16. Exhibits.

Exhibit No.	Description
4.1	Restated Articles of Incorporation, as amended.
4.2	Bylaws, as amended (filed as Exhibit 3(ii) to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002 filed on August, 14, 2002 and incorporated herein by reference).
4.3	Rights Agreement dated as of September 24, 2001 between California Micro Devices Corporation and Mellon Investor Services LLC (filed as Exhibit 4.1 to the Company’s Registration Statement on Form 8-A and incorporated herein by reference).
5.1	Opinion of Pillsbury Winthrop LLP.
23.1	Consent of Pillsbury Winthrop LLP (included in Exhibit 5.1).
23.2	Consent of Ernst & Young LLP, Independent Auditors.
24.1	Power of Attorney (included on the signature page hereof).

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to any charter provision, by law or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Milpitas, State of California, on March 17, 2004.

CALIFORNIA MICRO DEVICES CORPORATION

By:	/s/ Robert V. Dickinson
Robert V. Dickinson President and Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby severally constitutes and appoints Robert V. Dickinson and R. Gregory Miller, and each of them individually, with full power of substitution and resubstitution, his or her true and lawful attorney-in-fact and agent, with full powers to each of them to sign for us, in our names and in the capacities indicated below, the Registration Statement on Form S-3 filed with the Securities and Exchange Commission, and any and all amendments to said Registration Statement (including post-effective amendments), and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, in connection with the registration under the Securities Act of 1933, of securities of the Registrant, and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, and hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or their substitute or substitutes, shall do or cause to be done by virtue of this Power of Attorney. This Power of Attorney may be executed in counterparts and all capacities to sign any and all amendments.

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Robert V. Dickinson Robert V. Dickinson	President, Chief Executive Officer (Principal Executive Officer) and Director	March 17, 2004

/s/ R. Gregory Miller R. Gregory Miller	Vice President Finance & Chief Financial Officer (Principal Financial and Accounting Officer)	March 17, 2004

/s/ Wade Meyercord Wade Meyercord	Chairman of the Board and Director	March 17, 2004

/s/ Edward C. Ross Edward C. Ross	Director	March 17, 2004

/s/ John Sprague John Sprague	Director	March 17, 2004

/s/ David L. Wittrock David L. Wittrock	Director	March 17, 2004

/s/ David W. Sear David W. Sear	Director	March 17, 2004

Exhibit Index

Exhibit No.	Description
4.1	Restated Articles of Incorporation, as amended.
4.2	Bylaws, as amended (filed as Exhibit 3(ii) to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002 filed on August, 14, 2002 and incorporated herein by reference).
4.3	Rights Agreement dated as of September 24, 2001 between California Micro Devices Corporation and Mellon Investor Services LLC (filed as Exhibit 4.1 to the Company’s Registration Statement on Form 8-A and incorporated herein by reference).
5.1	Opinion of Pillsbury Winthrop LLP.
23.1	Consent of Pillsbury Winthrop LLP (included in Exhibit 5.1).
23.2	Consent of Ernst & Young LLP, Independent Auditors.
24.1	Power of Attorney (included on the signature page hereof).